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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)*


                         Wizzard Software Corporation
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                                (Name of Issuer)


                         COMMON STOCK, $.001 PAR VALUE
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                         (Title of Class of Securities)


                                  97750V109
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
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                                Page 1 of 4 Pages

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     CUSIP No.  97750V109              13G                Page 2 of 4 Pages
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1.    NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alpha Capital Aktiengesellschaft
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) |_|
                                                                         (b) |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Liechtenstein
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                         5.    SOLE VOTING POWER
         NUMBER OF             1,340,449 shares of Common Stock
          SHARES       --------------------------------------------------------
       BENEFICIALLY      6.    SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING       7.    SOLE DISPOSITIVE POWER
        PERSON WITH            1,340,449 shares of Common Stock
                       --------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER
                               None
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,340,449 shares of Common Stock
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5%
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12.   TYPE OF REPORTING PERSON

      CO
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CUSIP NO. 97750V109                                            PAGE 3 OF 4 PAGES


ITEM 1 (a) NAME OF ISSUER: Wizzard Software Corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           5001 Baum Boulevard
           Pittsburgh, Pennsylvania 15213

ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Aktiengesellschaft

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2 (e) CUSIP NUMBER: 97750V109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):


ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED:  1,340,449 Shares of Common Stock

         (b) PERCENT OF CLASS: 5%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                 1,340,449 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                 1,340,449 Shares

             (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO. 97750V109                                            PAGE 4 OF 4 PAGES


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

As of the date hereof, Alpha, reports that it has ceased to be the beneficial owner of more than five percent of any class of the Company's securities.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 7, 2006
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                                                 (Date)

                                           /s/ Konrad Ackermann
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                                               (Signature)

                                         Konrad Ackermann, Director
                                ----------------------------------------
                                              (Name/Title)